UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2026
_____________________________________________________________________________________

US FOODS HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-37786	26-0347906
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
9399 W. Higgins Road, Suite 100
Rosemont, IL 60018
(Address of principal executive offices) (Zip code)

(847) 720-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	USFD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
Incremental Senior Secured Term Loan Facility

On October 2, 2026, US Foods, Inc. (the “Company”) entered into the Fourteenth Amendment (the “Term Loan Amendment”) to the Amended and Restated Term Loan Credit Agreement, dated as of June 27, 2016 (as amended, the “Credit Agreement”), by and among the Company, the other loan parties party thereto, Citicorp North America, Inc., as administrative agent and collateral agent, and the lenders from time to time party thereto. The Term Loan Amendment provides for a single new tranche of incremental senior secured term loans under the Credit Agreement (the “2026 Term Loan Facility”) in an aggregate principal amount of $810 million scheduled to mature on October 2, 2033 (the “2026 Term Loans”).

Borrowings under the 2026 Term Loans, together with cash on hand, were used to (i) repay in full (other than amounts that were rolled on a cashless basis into the 2026 Term Loans) the Company’s existing term loans scheduled to mature on November 22, 2028, (ii) prepay in part the Company’s existing term loans scheduled to mature on October 3, 2031, (iii) prepay certain revolving loans outstanding under the Company’s asset-based facility, and (iv) pay related fees and expenses.

Borrowings under the 2026 Term Loans bear interest at a rate per annum equal to, at the Company’s option, either the sum of Term SOFR plus a margin of 1.50%, or the sum of an alternative base rate plus a margin of 0.50%. The 2026 Term Loans are due upon maturity. The 2026 Term Loans amortize in equal quarterly installments at a rate per annum (expressed as a percentage of their original principal amount) of 1%, subject to customary adjustments in the event of any prepayment, with the balance due upon maturity.

Borrowings under the 2026 Term Loans may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of SOFR-based borrowings and a 1.00% prepayment premium in the case of any “repricing transaction” within six months of the closing date.

The Company’s obligations under the 2026 Term Loans are guaranteed by certain of the Company’s subsidiaries, and those obligations and the guarantees are secured by all the capital stock of the Company and its subsidiaries and substantially all the non-real estate assets of the Company and certain of its subsidiaries.

The Credit Agreement contains a number of customary covenants that, among other things, limit or restrict the ability of the Company and its restricted subsidiaries to dispose of certain assets, incur or guarantee additional indebtedness, repurchase or repay senior notes upon the occurrence of a change of control, make dividends and other restricted payments (including redemption of its stock, prepayments of subordinated obligations and making investments), incur or maintain liens, extend or refinance the asset-based senior secured revolving credit facility or engage in certain transactions with affiliates. The Credit Agreement also restricts the ability of the Company to engage in mergers or sell substantially all of its assets.

The Credit Agreement contains a number of customary events of default including non-payment of principal, interest or other amounts, violation of covenants, material inaccuracy of representations or warranties, cross payment default and cross acceleration to other material indebtedness, certain bankruptcy events, certain ERISA events, invalidity of material guarantees or security interests, material judgments and change of control.

The foregoing description of the Term Loan Amendment is not complete and is qualified in its entirety by the full text of the Term Loan Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Fourteenth Amendment to the Credit Agreement, dated as of October 2, 2026, by and among US Foods, Inc., the other Loan Parties thereto, Citicorp North America, Inc., and the lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: October 2, 2026	US Foods Holding Corp.

	By:	/s/ Dirk J. Locascio
Dirk J. Locascio
Chief Financial Officer